Exhibit 12.1

Computation of Consolidated Ratios of Earnings to Combined Fixed Charges

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Ratio of earnings to fixed charges including interest on deposits:
Income before income taxes	$2,670	$8,348	$10,505	$11,427	$6,887	$10,130	$13,163
Fixed charges	29,468	36,203	48,267	46,590	39,455	35,197	44,520

	$32,138	$44,551	$58,772	$58,017	$46,342	$45,327	$57,683

Fixed charges:
Interest expense	$28,746	$35,443	$47,252	$45,637	$38,400	$34,456	$43,836
Interest factor in rent expense	722	760	1,015	953	1,055	741	684

	$29,468	$36,203	$48,267	$46,590	$39,455	$35,197	$44,520

Ratio of earnings to fixed charges	1.09	1.23	1.22	1.25	1.17	1.29	1.30

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Ratio of earnings to fixed charges excluding interest on deposits:
Income before income taxes	$2,670	$8,348	$10,505	$11,427	$6,887	$10,130	$13,163
Fixed charges	7,345	7,275	9,608	16,070	19,199	17,957	19,544

	$10,015	$15,623	$20,113	$27,497	$26,086	$28,087	$32,707

Fixed charges:
Interest expense	$28,746	$35,443	$47,252	$45,637	$38,400	$34,456	$43,836
Interest factor in rent expense	722	760	1,015	953	1,055	741	684
Less interest on deposits	(22,123)	(28,928)	(38,659)	(30,520)	(20,256)	(17,240)	(24,976)

	$7,345	$7,275	$9,608	$16,070	$19,199	$17,957	$19,544

Ratio of earnings to fixed charges	1.36	2.15	2.09	1.71	1.36	1.56	1.67